Exhibit 2.1  Execution Copy

MEMBER INTEREST PURCHASE AGREEMENT

Dated as of

April 12, 2010

By and Among

UNIVERSAL BIOENERGY INC.

And

NDR ENERGY GROUP LLC

MEMBER INTEREST PURCHASE AGREEMENT

THIS MEMBER INTEREST PURCHASE AGREEMENT (this “AGREEMENT”) is made as of April 12, 2010, (the “EFFECTIVE DATE”), by and between UNIVERSAL BIOENERGY INC., a Nevada corporation (the “Company”), with its principal offices at 19800 MacArthur Blvd., Suite 300, Irvine, California 92612, and NDR ENERGY GROUP LLC, a Maryland Limited Liability Company (“NDR” and collectively with the Company, the “Parties”) (the “Members”), with its principal offices at 1000 Seaboard Street, Suite B-3, Charlotte, North Carolina, 28206;

RECITALS

NDR Energy Group LLC is engaged in the business of marketing energy and fuel commodities such as natural gas, and transportation of petroleum fuels throughout various regions of the United States.

Universal Bioenergy Inc. is an alternative energy company, that markets alternative energy products and other related energy product technologies.

WHEREAS, the Company and NDR have determined that a business combination between NDR and the Company, to be effected by a contribution described in Section 1.1 herein (the “Exchange”) in which the Company is granted membership interests, (the “Interests”) in NDR in exchange for consideration of shares of common stock in the Company (as further described in Section 1.1 below), upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of their respective companies, members and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, the Company (i) has determined that the Exchange is fair to, and in the best interests of, the Company and its shareholders and (ii) has approved and declared the advisability of entering into this Agreement;

WHEREAS, the parties hereto intend that the Exchange qualify for income tax purposes as a tax-free exchange pursuant to the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE EXCHANGE

Section 1.1     Exchange.

(a)        Exchange Consideration. At the effective time of the Closing (the “Effective Time”), automatically and without any action on the part of any party, or other person:

(b)        Membership Interests. Subject to the terms and conditions set forth in this Agreement, NDR shall issue the Company Forty-Nine percent (49%) of the Member Interests of NDR immediately prior to the Effective Time and NDR shall receive the consideration as set forth Section 1.1(c) hereto (hereinafter, the “Exchange Consideration”).

(c)        Rights as Member. Within five (5) days following the Effective Time, the Company shall issue and deliver to NDR, a certificate or certificate(s) of “Company” common stock (the “Shares”), as set forth and disclosed in Schedule 1.1.

(d)        Exemption from Registration. The Parties intend that the Shares to be issued by the Company to the Members as part of the Exchange Consideration shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated there under.

Section 1.2          Exchange Procedures.

(a)        At or prior to the Closing, the Company will, in exchange for the Member Interests, contribute the Shares, and such action shall be memorialized in the updated Operating Agreement for NDR.

(b)        Full Satisfaction of Rights. All the Exchange Consideration for which the Interests shall have been exchanged pursuant to this Article 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to the member Interests.

Section 1.3          Member Approval. As required, the Members of NDR, have properly consented to the approval and adoption of this Agreement and the Exchange.

Section 1.4         Closing. The closing of the Acquisition and the other transactions contemplated by this Agreement (the “Closing”) will be held at the offices of the Company’s counsel, as disclosed in Schedule 1.4, (the Closing Agent), and shall take place on or before March 31, 2010 (the “Closing Date”), or the earliest practicable and mutually agreeable date following the satisfaction or waiver of all of the conditions to closing set forth in Sections 6.1A, 6.11, 6.1J and 8.6, (and otherwise in full in accordance with this Agreement), or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by the parties hereto.

Section 1.5          Earnest Money Deposit. Company shall deposit an earnest money “good faith” deposit, (“the Deposit”), made payable to escrow or the closing agent, as disclosed in Schedule 1.5. The Deposit will be non-refundable after all due diligence is complete and approved in writing by Company.

Section 1.6          Restrictions on Resale. None of the Shares issued as part of the Exchange Consideration issuable in connection herewith will be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) the Company receives an opinion of counsel for the interest holders, reasonably satisfactory to counsel for the Company, that an exemption from the registration requirements of the Securities Act is available.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF NDR

NDR represents and warrants to the Company that, except as disclosed in a Schedule (numbered in accordance with the corresponding Section):

Section 2.1          Existence and Power. NDR is a limited liability company duly formed, validly existing and shall at “the Closing”, be in good standing under the laws of their state of incorporation and have all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on NDR. NDR is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on NDR. NDR has heretofore delivered to the Company true and complete copies of the Articles of Organization and Operating Agreement of NDR (which includes a list of all Members and their contributions) as currently in effect. In this Agreement, any reference to a “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of NDR.

Section 2.2          Authorization. The execution, delivery and performance by NDR of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby are within NDR powers and have been duly authorized by all necessary action. Any action necessary in connection with the execution and delivery of this Agreement, the performance of NDR obligations hereunder and the consummation of the Exchange have been duly approved. This Agreement has been duly and validly executed and delivered by NDR and is a legal, valid and binding obligation of NDR enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 2.3          Governmental Authorization. The execution and delivery of this Agreement and the performance by NDR of its obligations under this Agreement relating to the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) state corporate and securities laws or regulations of various states or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on NDR, or materially impair the ability of NDR to consummate the Exchange and the transactions contemplated by this Agreement.

Section 2.4          Non-contravention. The execution and delivery by NDR of this Agreement and the consummation by NDR of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate NDR’s Articles of Organization and Operating Agreement, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person (as defined herein) under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of NDR, or to a loss of any benefit to which NDR is entitled under any provision of any agreement or other instrument binding upon NDR, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of NDR , or (iv) result in the creation or imposition of any Lien (as defined herein) on any asset of NDR . “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

Section 2.5          Capitalization.

(a)           As of the date of this Agreement, the Managing Members hold 100% of the Member Interests in NDR. The membership interests in NDR have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied. Except as set forth herein, as of the date hereof there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or other commitments obligating NDR to issue any interests or any securities convertible into, exchangeable for or evidencing the right to subscribe for any interests in NDR.

(b)          There are no outstanding obligations, contingent or otherwise, of NDR to redeem, purchase or otherwise acquire any interests or other securities of NDR.

(c)           NDR is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to NDR, respectively and/or any Affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any interest of NDR.

(d)          The Interests will be duly authorized for issuance and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and the issuance thereof will not be subject to any preemptive or other similar right.

Section 2.6         Compliance with Laws and Court Orders. NDR holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of its business (the “Permits”), except where the failure so to hold would not have a Material Adverse Effect on NDR. NDR is in compliance with the terms of Permits, except where the failure to comply would not have a Material Adverse Effect on NDR. NDR is and has been in compliance with, and to the best knowledge of NDR is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on NDR.

Section 2.7          Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of NDR threatened against or affecting, NDR or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

Section 2.8          Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of NDR who might be entitled to any advisory fee, broker’s fees, commission or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 2.9          Financial Statements. As disclosed or referred to in Schedule 2.9, NDR has provided and / or will provide the Company with NDR’S audited, and/or unaudited Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Changes in Shareholders’ Equity and Consolidated Statement of Cash Flows as of and for the year ended December 31, 2009 and December 31, 2008, (the “Balance Sheet”) for the year ended December 31, 2009 and December 31, 2008 (the “Balance Sheet Date”). Such financial statements (i) are in accordance with the books and records of NDR, (ii) present fairly in all material respects the financial condition of the NDR at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

Section 2.10       Assets and Contracts. NDR shall have provided the Company with all material agreements as disclosed in Schedule 2.10. Except as expressly set forth in a schedule to this Agreement, NDR is not a party to any written or oral agreement not made in the ordinary course of business that is material to NDR. NDR does not own any real property. Except as disclosed in Schedule 2.10, NDR is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of NDR or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for borrowed money or subjecting any asset or property of NDR to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which NDR is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which NDR is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by NDR, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of NDR or any present or former officer, director or stockholder of NDR, (k) agreement obligating NDR to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (l) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than two months from the Closing Date that involves an expenditure or receipt by NDR in excess of $1,000. NDR maintains no insurance policies and insurance coverage of any kind with respect to NDR, its business, premises, properties, assets, employees and agents. Schedule 2.10 contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of NDR, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto. Except as disclosed on Schedule 2.10, no consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of NDR in effect following the consummation of the Acquisition/Merger and the transactions contemplated hereby. NDR has furnished to the Company true and complete copies of all agreements and other documents disclosed or referred to in Schedule 2.10 or the NDR Balance Sheet or the notes thereto, as well as any additional agreements or documents, requested by the Company.

Section 2.11       Acquisition for Investment. NDR is financially able to bear the economic risks of acquiring an interest in the Company and the other transactions contemplated hereby, and have no need for liquidity in this investment. NDR has such knowledge and experience in financial and business matters in general, and with respect to businesses of a nature similar to the business of the Company, so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares. NDR is acquiring the Shares solely for their own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available. NDR has (i) received all the information they have deemed necessary to make an informed investment decision with respect to the acquisition of the Shares, (ii) had an opportunity to make such investigation as they have desired pertaining to the Company and the acquisition of an interest therein, and to verify the information which is, and has been, made available to them and (iii) had the opportunity to ask questions of the Company concerning the Company. NDR has received no public solicitation or advertisement with respect to the offer or sale of the Shares. NDR realizes that the Shares are “restricted securities” as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, the resale of the Shares is restricted by federal and state securities laws and, accordingly, the Shares must be held indefinitely unless their resale is subsequently registered under the Securities Act or an exemption from such registration is available for their resale. NDR understands that any resale of the Shares by them must be registered under the Securities Act (and any applicable state securities law) or be effected in circumstances that, in the opinion of counsel for the Company at the time, create an exemption or otherwise do not require registration under the Securities Act (or applicable state securities laws). NDR acknowledges and consents that certificates now or hereafter issued for the Shares will bear a legend substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTIONS AFFORDED BY SECTION 4(1) OF THE SECURITIES ACT AND RULE 144 THEREUNDER). AS A PRECONDITION TO ANY SUCH TRANSFER, THE ISSUER OF THESE SECURITIES SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AND/OR SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY THERETO THAT ANY SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES LAWS.

Section 2.12       Tax Consequences. NDR has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the investment in the Company’s Shares. NDR is relying solely on such advisors and not on any statements or representations of the Company, or any of its agents and understands that NDR, (and not Company) shall be responsible for NDR’s own tax liability (if any) that may arise as a result of the investment in the Company’s Shares.

Section 2.13       Full Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered by NDR pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to NDR that:

Section 3.1         Corporate Existence and Power. The Company is a corporation duly incorporated and in good standing under the laws of the State of Nevada. The Company has all powers and governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. At the Closing, the Company will be duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.2         Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the powers of the Company, and will, when executed by all the Shareholders, have been duly authorized by all necessary action. This Agreement, assuming the due authorization, execution and delivery thereof by the Company, is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.3         Governmental Authorization. The execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement relating to the Exchange, the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Securities Act, or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the Exchange and the transactions contemplated by this Agreement.

Section 3.4         Non-contravention. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate the Company’s Certificate of Incorporation, (ii) assuming compliance with the matters referred to in Section 7.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company, is entitled under any provision of any agreement or other instrument binding upon the Company, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.5         Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of December 31, 2009, 35,510,000 shares of Company Common Stock were issued and outstanding and 331,080 shares of Company Preferred Stock were outstanding. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied. There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of the Company. The Company is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to the Company and/or an Affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any capital stock of the Company.

Section 3.6          SEC Reporting and Compliance.

(a)          The Company filed a registration statement on Form SB-2 under the Securities Act, which became effective on or about June 29, 2006. Except as disclosed on Schedule 3.6, the Company has timely filed with the U.S. Securities and Exchange Commission (the “Commission”) all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Securities Exchange Act of1934, as amended (the “Exchange Act”). The Company has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act. The Company has informed NDR that true and complete copies of the registration statements, information statements and other reports (collectively, the “Company SEC Documents”) filed by the Company with the Commission are available to them, and they are therefore advised to referred to the latest reports filed with the “Commission. None of the Company SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. The Company is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended. The shares of Company Common Stock are quoted on the Over-the-Counter (OTC) Pink Sheets under the symbol “UBRG.PK”. Between the date hereof and the Closing Date, the Company shall continue to bring up to date and satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws. The Company SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the Commission questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements. The Company has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

Section 3.7         Financial Statements. The balance sheets and statements of operations, stockholders’ equity and cash flows contained in the Company (the “Company Financial Statements”) as filed with the U.S. Securities and Exchange Commission (a) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (b) are in accordance with the books and records of the Company and (c) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

Section 3.8         Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Company threatened against or affecting, Company or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

Section 3.9         Auditor’s Review and Disclosure. The Company’s auditors during their review of the Company’s records and related documentation has advised the Company of its findings regarding the conversion of some of the Company’s prior debt from notes to preferred stock as disclosed in Schedule 3.9.

Section 3.10       Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Company who might be entitled to any advisory fee, broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.11       Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to the Company pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

INDEMNIFICATION

Section 4.1          Indemnification by the Company.

The Company shall indemnify, defend and hold harmless NDR, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director, member or partner of NDR, any subsidiary or affiliate thereof or an employee of NDR, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “LLC Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Company or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of the Company or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (the “NDR Indemnified Liabilities”). Any NDR Indemnified Party wishing to claim indemnification under this Section 4.1, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, but the failure so to notify shall not relieve the Company from any liability that it may have under this Section 4.1, except to the extent that such failure would materially prejudice the Company. NDR Indemnified Parties shall permit the Company (at the expense of the Company) to assume the defense of any NDR Indemnified Liabilities.

Section 4.2          Indemnification by NDR

NDR shall indemnify, defend and hold harmless each of the Company, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or partner of the Company, any subsidiary or affiliate thereof or an employee of the Company, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Members or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of NDR or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (the “Company Indemnified Liabilities”). Any Company Indemnified Party wishing to claim indemnification under this Section 4.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Members, but the failure so to notify shall not relieve the Members from any liability that they may have under this Section 4.2, except to the extent that such failure would materially prejudice the Members.

Section 4.3          Survival of Indemnification

All rights to indemnification under this Article 4 shall survive the consummation of the Exchange and the termination of this Agreement. The provisions of this Article 4 are intended to be for the benefit of, and shall be enforceable by, each party hereto, and his or her heirs and representatives.

ARTICLE 5

COVENANTS OF THE PARTIES

The parties hereto agree that:

Section 5.1          Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.2          Filings; Other Action. Subject to the terms and conditions herein provided, the Company and NDR shall promptly use reasonable best efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) taking or causing to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

Section 5.3          Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the parties shall promptly notify the other party hereto of:

(a)          any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by this Agreement;

(b)          any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c)          any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement that relate to the consummation of the transactions contemplated by this Agreement.

Section 5.4          Access to Information; Confidentiality.

(a)          Following the date hereof, until consummation of all transactions contemplated hereby, the Company, on the one hand, and the Members, on the other, will give to the other party, its counsel, financial advisers, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, furnish to the other party and its representatives such financial and other data and information as such party and its representatives may reasonably request and instruct its own employees and representatives (including, without limitation, insurance agents and underwriters) to cooperate with the other party in its investigations. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other parties. No investigation pursuant to this Section shall affect any representation or warranty made by any party hereunder.

(b)          All information obtained by the Company or the Members in connection with the transactions contemplated hereby shall be kept confidential and will not be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Should the Closing not occur for any reason, all such information and copies thereof shall promptly be returned to each respective party.

Section 5.5         Conduct of Ordinary Business. In addition to the conditions discussed herein, consummation of the acquisition is subject to NDR having conducted its business in the ordinary course of operations, consistent with past practice and use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it, and retain the services of its present officers and key employees, during the date hereof and the date of closing, and there having been no material adverse change in NDR’ business, financial condition or prospects.

Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, NDR shall not;

(a)           issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any of its Member Interests;

(b)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its direct or indirect wholly owned subsidiaries, except pursuant to contracts or agreements in force at the date of this Agreement;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a minimum value in excess of $10,000 to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the NDR, or cancel, release or assign to any such person any indebtedness in excess of $10,000 or any claims related thereto, in each case that is material to the NDR and its subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

(d)          other than in the ordinary course of business consistent with past practice, make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any properly or assets of any other individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of NDR, except pursuant to contracts or agreements in force at the date of this Agreement;

(e)           increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any NDR Company Benefit Plans, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements or Company Benefit Plans, in each case in effect on the date of this Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or executive officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

(f)           amend its charter, bylaws, or similar organizational documents; or

(g)          make any commitment to take any of the actions prohibited by this Section 5.5.

Section 5.6          No Solicitation.

(a)           NDR agrees to work in good faith expeditiously towards a closing. From the date hereof, NDR agrees that it will not, while they are under this agreement for the sale of the NDR to Company, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity, (directly, indirectly, or through third parties) other than the Company, relating to the sale of the NDR, or the acquisition, sale, lease, license or other disposition of NDR or any material part of the stock or assets of NDR, and shall notify Company promptly of any inquiries by any third parties in regards to the foregoing.

(b)          In the event that NDR breaches this “no-solicitation” obligation and, prior to the closing, or termination of this Purchase Agreement, closes any of the above-referenced transactions without providing the Company with the opportunity to invest on the same terms as the other parties to such transaction, then NDR shall pay to the Company, Thirty Thousand ($30,000) Dollars, upon the closing of any such transaction as liquidated damages. NDR will not disclose the terms of this Agreement to any person other than its Officers, members of the Board of Managers and NDR’s accountants and attorneys; and will not disclose the terms to other potential Investors, unless they are acceptable to the Company, as lead Investor, without the written consent of the Company.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1         Conditions of Obligations of the Company. The obligations of the Company to effect the Exchange are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a)           Representations and Warranties. Each of the representations and warranties of NDR set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect on NDR.

(b)          Performance of Obligations NDR. NDR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           receipt and approval by the Company of NDR’s 2008 and 2009 year end audited financial statements;

(d)          execution of this Agreement by all parties;

(e)           the obtaining of all requisite regulatory, administrative, or governmental authorizations and consents;

(f)           approval of this Agreement by the Board of Managers of the NDR, and, if this Agreement is structured as a Merger, approval thereof by the Board of Directors of the Company and by the Board of Managers and majority of Members of NDR;

(g)          absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of NDR;

(h)          absence of pending or threatened litigation, investigations or other matters affecting NDR;

(i)            satisfactory completion by the Company, in its sole discretion, of a due diligence investigation of NDR;

(j)            the Company obtaining financing for the Loan or Line of Credit referenced herein in Section 8.6;

(k)           NDR and the Company having entered into non-competition agreement(s) acceptable to the Company.

(l)            The Operating Agreement of NDR, shall have been amended and revised to reflect the Member Interests of the Company.

Section 6.2         Conditions of Obligations of NDR. The obligations of NDR to effect the Exchange are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a)          Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect on the Company.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Execution of this Agreement by all parties;

(d)          the obtaining of all requisite regulatory, administrative, or governmental authorizations and consents;

(e)          approval of the this Agreement by the Board of Directors of the Company, and, if this Agreement is structured as a Merger, approval thereof by the Board of Directors of the Company and by the Board of Managers and majority of Members of NDR;

(f)           absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Company;

(g)          absence of pending or threatened litigation, investigations or other matters affecting the Company;

(h)          the Company obtaining financing for the Loan or Line of Credit referenced herein;

(i)            NDR and the Company having entered into non-competition agreement(s) acceptable to the Company.

ARTICLE 7

TERMINATION

Section 7.1          Termination. This Agreement may be terminated and the Exchange may be abandoned at any time prior to the Closing:

(a)          By mutual written consent of the parties hereto;

(b)          By the Company if (i) NDR shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by NDR; or (ii) any representations and warranties of NDR, that are qualified by materiality, contained in this Agreement shall not have been true and correct in any respect, or (iii) if the representations and warranties of NDR set forth in this Agreement that are not so qualified shall not be true and correct in all material respects when made, or on and as of the Closing Date as if made on and as of Closing Date (except to the extent it relates to a particular date); or (iv) failure of approval of this Agreement by the Board of Directors of the Company; or (v) un-satisfactory completion by the Company, in its sole discretion, of a due diligence investigation of NDR;

(c)           By NDR if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by them; or (ii) any representations and warranties of the Company contained in this Agreement shall not have been true when made or on and as of the Closing Date as if made on and as of the Closing Date (except to the extent it relates to a particular date), except where the failure to be so true and correct would not have a Material Adverse Effect on the Company.

ARTICLE 8

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 8.1          Further Sale of Member Interests. The Company and/or its assigns, is granted the right and option to purchase a minimum of an additional Two Percent (2%) of NDR’s “Membership Interests” for a period of Five (5)Years. Subject to the terms and conditions set forth in this Agreement, the Company and/or its assigns intends to exercise its option to purchase the other Two Percent (2%) of NDR’s “Membership Interests”, at the “Closing”. NDR shall issue the Company and/or its assigns Two Percent (2%) of the Member Interests of NDR immediately prior to the Effective Time, and NDR shall receive the additional “Exchange Consideration” as set forth and disclosed in Schedule 8.1.

Section 8.2          Assignments. The Company may assign some or all of its rights hereunder prior to the Closing to one or more of its subsidiaries or other assignees. After further review, at the Company’s election, the Exchange may be modified so that the Company acquires the “Membership Interests” through a merger between the Company or one of its subsidiaries or assignees and NDR (the “Merger”).

Section 8.3          Adjustment. The exchange consideration will be based on the audited and/or unaudited financial statements and records of NDR for the past three (3) years, and will be mutually established by the Company, and NDR, and will be subject to a post-closing adjustment to account for any change in the accounts receivable and inventory of the Company from January 1, 2010, to the Closing Date.

Section 8.4          Board of Managers. Within three (3) Days after the Closing Date , NDR shall appoint two (2) Seats on NDR’s Board of Managers to represent the interests of the Company and its shareholders. In the event NDR is not controlled by a Board of Managers, the appointments shall be as Managing Members.

Section 8.5          Services. The Company agrees to perform or otherwise provide the following services, (directly and/or through other parties), for NDR as needed: Provide technical and management assistance to NDR, including (i) causing representatives of the Company to perform duties as Board of Managers, and (ii) providing guidance and advice on such subjects as strategic direction, marketing, operations, management, corporate finance, and to assist NDR with its plans for growth and expansion. The Company will meet with NDR regularly during each year at the Company’s facilities, and/or at other mutually agreeable times and/or locations for such consultation, advice and to review progress in achieving the Company’s plans. As compensation for the “Management Support Services” to be performed by the Company hereunder, NDR will pay the Company a management fee in the amount equal to Five (5%) Percent of NDR’s gross revenues to be paid monthly (by the 5th day of each month) based on the prior months revenues actually received.

Section 8.6          Working Capital Loan or Line of Credit. The Company will provide, arrange, establish or otherwise make available to NDR a loan or line of credit (the “Funds”), up to a principal amount not to exceed One Million ($1,000,000) Dollars, for working capital to help fund NDR’s growth and expansion. The “Funds” shall be disbursed to NDR in monthly installments of not less than Twenty One Thousand ($21,000) Dollars (the “Draw”) up to a period not to exceed four (4) years as determined by the Company in accordance with NDR’s budget and achieving the stated revenue and profit objectives as agreed upon in Section 8.8. The first payment for the “Draw” shall be due and paid to NDR within Thirty (30) days after “the Closing Date “ of the of the transaction. The “Draw” will be provided to NDR on a continuing monthly basis until NDR’s monthly revenues equals or exceeds the amount of the “Draw” on a consistent basis, and NDR’s revenues have stabilized, after which the Company and NDR may increase, reduce or suspend the amount of the “Draw” based on, the needs for the “Draw”, and NDR’s Management achieving the stated revenue and profit objectives as agreed upon in Section 8.8. The Company reserves the right to make the payment of the Funds to NDR on a quarterly basis if it deems advisable. The loan will evidenced by a Promissory Note and other loan documents as necessary, in favor of the Company, on terms and conditions agreed upon by the Parties. As security for repayment of the loan or line of credit , NDR agrees to pledge or assign its existing and future natural gas fuel contracts /accounts, accounts receivable, and other future energy and/or energy services contracts and/or accounts as collateral to perfect the Company’s security interest.

Section 8.7          Audit of Books and Records. The Company shall have the right to examine the books and records of NDR and inspect its facilities and may request information at reasonable times and intervals concerning the general status of NDR’s financial condition and operations. All of the books, records, files, reports, contracts, financials and customer accounts of the NDR shall be kept in good order at all times so as to accurately reflect the business and financial condition of NDR.

Section 8.8          Management Reports and Budgets.

(a) NDR will provide the Company with a detailed financial budget for the operations of NDR, for the current year of operations detailing capital costs and operations expenses, and proforma profit and loss statement, projecting sales and income for NDR for the first two years, and an associated proforma cash flow statement and balance sheet (collectively the “Budget’). The company reserves the right to review and approve the final ‘Budget” prior to the disbursement of the Funds and the Draw, which approval will not be unreasonably withheld. This will help facilitate the Company’s determination of when and how much funding tranches to provide (pursuant to Section 8.6 herein) to NDR to meet the NDR’s projected capital budget requirements and sales and operations expenses. NDR will provide the Company with monthly executive management reports on the general status of NDR’s operations, contracts, sales goals, capital projects, marketing/sales efforts and financial condition, including Profit and Loss Statements, Cashflow Statements and Balance Sheet and a budget variance report.

(b) Business Objectives - Within thirty days (30) of the effective date of this Agreement, the Company and NDR shall jointly establish a range of business related objectives, which shall include but not be limited to; NDR’s sales of products and services, revenue targets, operating profit, net profit, management and operations by which to measure NDR’s management’s performance hereunder. These business objectives shall be reviewed by the Company on a quarterly or on a semi-annual basis during the term of this Agreement, to protect the interests of the Company and its Shareholders. If NDR negligently fails to perform and achieve the conditions and agreements, as mutually agreed to, as part of these business objectives contained herein, then NDR may be considered to be in breach of this Agreement, and Company will be entitled to remedies and other specific performance as indicated in Section 9.16.

Section 8.9     Management. The Company agrees to the continued employment by NDR of Gina Roy, Rickey Hart, Ray Crooks, and Ken Harris with NDR. On or prior to the Effective Date, NDR will enter into employment agreements with Gina Roy, Rickey Hart, Ray Crooks, and Ken Harris, on such terms and conditions as would be negotiated and agreed by them and NDR including mutually agreeable provisions regarding term, base and incentive compensation, confidentiality, assignment to us of intellectual property rights in past and future works products and restrictions on competition, provided that such terms are acceptable to the Company.

Section 8.10    Financing Facility - Line of Credit.

(a)     The Company will on a “best efforts basis”, arrange, establish or otherwise make available to NDR and the Company, a loan or line of credit (the “Facility”), up to an estimated annual principal amount of Three Hundred Million ($300,000,000) Dollars, or Twenty Five Million ($25,000,000) Dollars on a monthly basis to help fund NDR’s growth and expansion. The Facility will be used for accounts receivable financing of goods, products, services, invoices, and other business interests as determined by the Company. The Company shall perform all the required consulting, evaluation, financial and investment analysis, contract negotiations, develop borrowing strategies, as deemed necessary for the purpose of arranging an acceptable financial instrument for NDR and the Company. The “Facility” obtained by the Company will be drawn on a major U.S. bank or similar suitable financial institution, (the Lender) with favorable rates, terms and conditions as described in the Facility Agreement. The Company and NDR hereby acknowledge and agree that the Lender will require an automatic collections systems to be set up and arranged via a Lock Box service. This will allow for better cash management, accelerated collections, faster access to the funds, direct deposit, and improved float management, from the receipt of the collected funds, from the sale of the purchased goods and services. As security for the Facility, NDR agrees to pledge or assign a first priority lien on its existing and future natural gas fuel contracts /accounts, accounts receivable, and energy services contracts and/or accounts as collateral to perfect the Company’s security interest.

(b)     Sales Projections. The management of NDR Energy believes (but cannot guarantee) that with the establishment of the financing facility indicated above, that it may reach an estimated one billion dollars ($1,000,000,000.00) in fuel sales at the end of twelve (12) months and up to three billion dollars ($3,000,000,000.00) in fuel sales at the end of twenty four (24) months after the closing. The management of NDR Energy also believes that the estimated gross profit projected from sales in year one may be up to twenty million dollars ($20,000,000.00) and estimated up to sixty million dollars ($60,000,000.00) at the end of two (2) years.

Section 8.11    Financial Covenants NDR also agrees to comply with and perform in accordance with the financial and related covenants as disclosed in Schedule 8.11.

ARTICLE 9

MISCELLANEOUS

Section 9.1     Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing.

Section 9.2      Amendments; No Waivers.

(a)     Any provision of this Agreement with respect to transactions other than the Exchange contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and the Members; or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3     Fees and Expenses. Except for all transfer taxes which shall be paid by the Company, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.4     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

Section 9.5      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

Section 9.6     Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.11 shall be deemed effective service of process on such party.

Section 9.7     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.8      Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the documents and the instruments referred to herein), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The Company or NDR make no representations or warranties, except as set forth in this Agreement.

Section 9.9      Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 9.10   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11   Notice. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally, by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

(a)	If to the Company:

Universal Bioenergy, Inc.
19800 MacArthur Blvd. Suite 300
Irvine, CA 92612
Attn: Richard D. Craven
Telephone No. (888) 263-2009
Facsimile No. (866) 377-2138

With a copy to:

Jill Arlene Robbins
Attorney at Law
525 93 Street
Surfside, FL 33154
Telephone No. (305) 531-1174
Facsimile No. (305) 531-1274

(b)	If to NDR:

NDR Energy Group LLC
1000 Seaboard Street, Suite B-3
Charlotte, North Carolina, 28206
Attn: Gina Roy
Telephone No. (704) 248-0583
Facsimile No. (240) 892-9177

Section 9.12   Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to the Company or NDR respectively furnished to each other in connection with this Agreement (“Confidential Information”), except publicly available or freely usable material as otherwise obtained from another source, in a manner or for a purpose detrimental to the Company or NDR or the Agreement and the transactions contemplated hereby and thereby; except this Agreement and its terms and conditions may be published in accordance with the requirements of the Exchange Act. NDR and the Company respectively, will cause its directors, officers, employees, agents and representatives not to, disclose, divulge, provide or make accessible any of the Confidential Information to any person or entity, other than their responsible officers, employees, advisors or attorneys or otherwise as required by law or regulation. The provisions of this paragraph are in addition to, and shall not supersede, the Confidentiality Agreement, dated as of January 5, 2010, between the Parties.

Section 9.13   Transaction Costs. Except as expressly provided in this Agreement, each party shall pay its own fees and expenses (including, without limitation, the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, delivery, and performance of this Agreement and the transactions it contemplates.

Section 9.14   Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.15   Disclosure. Without the prior written consent of the other party hereto, neither party hereto will, and each party hereto will cause its directors, officers, employees, agents, other representatives and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, the status thereof, or the existence of this Purchase Agreement and the terms thereof, unless in the opinion of such party disclosure is required to be made under the Securities Act of 1933 or the Securities Exchange Act of 1934, and such disclosure is made after prior consultation with the other party. Neither party will issue any public announcement concerning the transaction without the approval of the other party, except as may be required by law (it being noted that the parties have mutually approved a public announcement to be issued simultaneously with the execution of this letter). NDR acknowledges that the Company is a publicly traded company registered with the U.S. Securities and Exchange Commission, and under the Securities Act of 1933 or the Securities Exchange Act of 1934, this Purchase Agreement, and/or potential acquisition is considered a material fact thereunder, and therefore requires public disclosure in accordance with SEC law and guidelines.

Section 9.16   Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity. The parties agree that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officer, all as of the day and year first above written.

UNIVERSAL BIOENERGY INC.

By:	/s/ Richard D. Craven
Name: Richard D. Craven
Title: President and CEO

NDR ENERGY GROUP, LLC

By:	/s/ Gina M. Roy
Name: Gina Roy
Title: President & CEO – Managing Member

By:	/s/ Geraldine O. Cameron
Name: Geraldine O. Cameron
Title: Vice Marketing Strategy - Managing Member

By:	/s/ Ken Harris
Name: Ken Harris
Title: Chief Operating Officer – Managing Member

By:	/s/ Ray M. Crooks
Name: Ray Crooks
Title: Managing Member

SCHEDULE 1.1

Section 1.1 The Exchange (Additional Disclosures)

/s/ RDC	/s/ GMR
________Company Initial(s)	________NDR Initial(s)

SCHEDULE 1.4

Section 1.4 Closing (Additional Disclosures)

/s/ RDC	/s/ GMR
________Company Initial(s)	________NDR Initial(s)

SCHEDULE 1.5

Section 1.5 Earnest Money Deposit (Additional Disclosures)

/s/ RDC	/s/ GMR
________Company Initial(s)	________NDR Initial(s)

SCHEDULE 2.9

Section 2.9 Financial Statements. (Additional Disclosures)

/s/ RDC	/s/ GMR
________Company Initial(s)	________NDR Initial(s)

SCHEDULE 2.10

Section 2.10   Assets and Contracts. (Additional Disclosures)

/s/ RDC	/s/ GMR
________Company Initial(s)	________NDR Initial(s)

SCHEDULE 3.6

Section 3.6 SEC Reporting and Compliance (Additional Disclosures)

/s/ RDC	/s/ GMR
________Company Initial(s)	________NDR Initial(s)

SCHEDULE 3.9

Section 3.9 Auditors Review and Disclosure (Page 1) (Additional Disclosures)

Section 3.9 (Page 2)

NDR ENERGY GROUP, LLC

By:	/s/ Gina M. Roy
Name: Gina Roy
Title: President & CEO – Managing Member

By:	/s/ Geraldine O. Cameron
Name: Geraldine O. Cameron
Title: Vice Marketing Strategy - Managing Member

By:	/s/ Ken Harris
Name: Ken Harris
Title: Chief Operating Officer – Managing Member

By:	/s/ Ray M. Crooks
Name: Ray Crooks
Title: Managing Member

SCHEDULE 8.1

Section 8.1   Further Sale of Member Interests    (Additional Disclosures)

/s/ RDC	/s/ GMR
________Company Initial(s)	________NDR Initial(s)

SCHEDULE 8.11

Section 8.1   Financial Covenants    (Additional Disclosures)

/s/ RDC	/s/ GMR
________Company Initial(s)	________NDR Initial(s)